Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 3, 2011, relating to our audit of the balance sheet of ConvergEx Inc. as of April 30, 2011 in the Registration Statement and related Prospectus of ConvergEx Inc. dated May 4, 2011.

/s/ Ernst & Young LLP

New York, New York

May 4, 2011